EXHIBIT 21
                           SUBSIDIARIES OF REGISTRANT


Mercy Air Service, Inc., a California corporation (Mercy Air)

ARCH Air Medical Service, Inc., a Missouri corporation (ARCH)

Rocky Mountain Holdings, LLC, a Delaware limited liability company (RMH)